QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 15, 2002,

Registration No. 333-86010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Paul-Son Gaming Corporation (Exact name of registrant as specified in charter)
Nevada (State or other jurisdiction of incorporation or organization)
88-0310433 (I.R.S. Employer Identification Number)
1700 South Industrial Road Las Vegas, Nevada 89102 (702) 384-2425 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric P. Endy
President, Chief Executive Officer
1700 South Industrial Road
Las Vegas, Nevada 89109
(702) 384-2425
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Bonner Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89109 (702) 792-7000

Approximate date of commencement of proposed sale to the public:
 As soon as possible after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.    / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    / /

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED July 15, 2002
PROSPECTUS (Not Complete)

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to buy nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

300,001 Shares of Common Stock

PAUL-SON GAMING CORPORATION

        This prospectus relates to an offering of an aggregate of 300,001 shares of our common stock, including 250,000 shares on behalf of non-affiliate selling stockholders and 50,001 shares on behalf of an option holder, each of whom are named in the prospectus. See "Selling Stockholders" beginning on page 13 for a detailed discussion of the selling stockholders.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PSON." On July 8, 2002, the last reported sale price of our common stock was $3.25 per share.

        This investment involves substantial risk. See "Risk Factors" beginning on page 5 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                        , 2002

PROSPECTUS SUMMARY

        The following is a summary of information contained in other parts of this prospectus. This summary may not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully, including the risk factors beginning on page 5. In this prospectus "Paul-Son," "Company," "we," "us" and "our" refer to Paul-Son Gaming Corporation and its subsidiaries, unless the context requires otherwise.

PAUL-SON GAMING CORPORATION

        Paul-Son believes it is a leading manufacturer and supplier of casino table game equipment in the United States. Our products include casino chips, table game layouts, playing cards, dice, gaming furniture and miscellaneous table accessories such as chip trays, drop boxes and dealing shoes, which are used in conjunction with casino table games such as blackjack, poker, baccarat, craps and roulette. We are headquartered in Las Vegas, Nevada, with our manufacturing facilities located in San Luis, Mexico and sales offices in Las Vegas, Nevada and Atlantic City, New Jersey. We sell our products in every state in which casinos operate in the United States.

        We also make retail sales of casino-quality products for personal use, including poker chips, "Fantasy Casino" chips, dice, playing cards and gift items made with our components. Scaled-down gaming furniture and accessories are also offered for personal use. We, through our subsidiary, Authentic Products, Inc., offer many of our products to the non-gaming and specialty markets, although this has not yet become a significant business for us.

        As a full-service casino table games supplier, we manufacture products to meet particular customer and industry specifications, which may include a range of shapes and sizes, varied color schemes and other graphics, and security and anti-counterfeit features. The useful lives of our products typically range from several hours in the case of playing cards and dice, to several months in the case of layouts, and several years in the case of casino chips and gaming furniture. As such, our primary business is the ongoing replacement sale of these products. When a new casino opens, we strive to supply most of the products required to operate the casino's table games, frequently on a sole-supplier basis. When successful, revenues are generated both from the initial sale to the new casino and on a continuing basis as the new casino becomes part of our primary customer base. For the fiscal year ended May 31, 2002, we had revenues of $16,561,870 and a net loss of $1,844,289.

        On April 11, 2002, Paul-Son announced that we had entered into a combination agreement with Bourgone et Grasset (formerly Etablissements Bourgogne et Grasset), a societé anonyme organized under the laws of France, or B&G. Pursuant to the combination agreement, we will acquire 100% of the stock of B&G in exchange for (a) shares of Paul-Son common stock which immediately after the closing will equal 53.45% of the shares of Paul-Son common stock outstanding and (b) the warrants to provide antidilution protection to the extent that any stock options or other stock conversion rights to acquire Paul-Son common stock that are outstanding at the completion of the combination are subsequently exercised. Based on 3,456,654 shares of Paul-Son common stock currently outstanding, we will issue an additional 3,969,026 shares of our common stock to the stockholders of B&G which will result in a total of 7,425,680 shares outstanding immediately after completion of the combination. Assuming the closing was as of July 8, 2002, the B&G stockholders would be entitled to warrants to purchase an aggregate of approximately 477,000 shares pursuant to the terms of the combination agreement. The actual number of shares underlying the warrants, however, may change. Paul-Son will also purchase 100% of the shares in B&G's wholly-owned subsidiary, Bud Jones. In payment of the Bud Jones shares, Paul-Son will issue a promissory note to B&G in the principal amount of $5,437,016. The promissory note will be payable in full on the fifth anniversary of the closing of the combination. Interest on the promissory note will be payable annually at a rate equal to the average prime rate for the year. B&G will not distribute the note to its stockholders, but the note will remain an asset of B&G. As a result, B&G and Bud Jones will become wholly-owned subsidiaries of Paul-Son.

        Upon completion of the combination, Paul-Son will expand our board of directors from four to seven persons. The Paul-Son board of directors will consist of four persons to be designated by Holding Wilson, the principal stockholder of B&G, and three persons from Paul-Son's current board of directors. The four individuals that will be designated by Holding Wilson are Francois Carretté, Gérard Charlier, Benoit Aucouturier and Alain Thieffry. Each of these individuals currently serves on the B&G board of directors, other than Alain Thieffry who serves on the board of directors of Holding Wilson. In addition, three individuals designated by Paul-Son who are currently serving on the Paul-Son board of directors will remain on the board after the combination. These individuals are Eric P. Endy, Jerry West and Paul Dennis. As the regular term of Eric P. Endy expires in 2002, the Paul-Son stockholders will be asked at the annual meeting to re-elect Mr. Endy to serve as a director of the Paul-Son board of directors. As a condition to the combination agreement, Paul-Son will receive the resignation of Richard Scott as a director. In connection with the combination and the proposed amendments to Paul-Son's bylaws, the Paul-Son board of directors will no longer be divided into classes, so that, effective upon the completion of the combination after each director's current term expires, all directors of Paul-Son will stand for election at each annual stockholders' meeting, subject to their earlier resignation or removal.

        After the combination, the management of Paul-Son is expected to be as set forth below:

Name	Position with Paul-Son After the Combination	Current Position with Paul-Son
Francois Carretté	Chairman of the Board	—
Gérard Charlier	President and Chief Executive Officer	—
Eric P. Endy	Executive Vice President and Director	Chairman of the Board, President, Chief Executive Officer, Secretary and Treasurer

        Pursuant to a stock purchase agreement among Paul-Son controlling stockholder, the Paul S. Endy, Jr. Living Trust (the "Endy Trust"), Eric P. Endy and the stockholders of B&G, the stockholders of B&G agreed to purchase an aggregate of 670,000 shares of Paul-Son's common stock from the Endy Trust for an aggregate purchase price of $1.0 million. the Endy Trust sold the first 40,000 shares to the B&G stockholders at the execution of the combination agreement. The Endy Trust will sell the remaining 630,000 shares to the B&G stockholders upon the completion of the combination. Upon completion of both the combination and the purchase of shares from the Endy Trust, the stockholders of B&G will own approximately 63.0% of Paul-Son's outstanding shares. The Endy Trust has agreed to sell for no additional consideration 34,556 additional shares to the B&G stockholders if the Nasdaq SmallCap Market delists Paul-Son's common stock as a result of the combination.

        The selling stockholders whose shares are covered by this prospectus are not affiliates of our Company.

        Our principal executive offices are located at 1700 South Industrial Road, Las Vegas, Nevada, 89109. Our telephone number is (702) 384-2425.

RISK FACTORS

        You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

  Risks Related to the Combination

        The anticipated benefits of the combination may not be realized.

        Although the Paul-Son board of directors and the B&G board of directors considered the potential complementary effects of combining the two companies' assets, personnel and operational expertise, integrating businesses involves a number of special risks, including:

  •
  the possibility that management may be distracted from regular business concerns by the need to integrate operations;

  •
  unforeseen difficulties in integrating operations and systems;

  •
  problems concerning retaining and assimilating key employees of the combined company;

  •
  problems concerning integrating and managing production and sales facilities in three different countries, the United States, France and Mexico;

  •
  impacts on earnings from currency fluctuations among the United States, France and Mexico;

  •
  problems concerning integrating sales strategies for different product lines from Paul-Son, B&G and Bud Jones; and

  •
  problems integrating different business cultures, customs and philosophies.

Any of these risks could lead to potential adverse short-term or long-term effects on operating results and financial condition. As a result, Paul-Son may not realize any of the anticipated benefits of the combination.

        The combination agreement restricts us from incurring any debt other than non-recourse debt up to $500,000 without B&G's consent.

        We anticipate incurring substantial expenses for legal, accounting and regulatory requirements to finalize the combination. In addition, we will be obligated to our investment banker to pay certain fees, $183,000 of which was paid prior to the completion of the transaction, and $475,000 of which is payable if the transaction is completed. Of the amount due to the investment banker at completion, one-half may be paid in Paul-Son common stock. As of May 31, 2002, we had approximately $1.2 million in cash and cash equivalents, but we will need to supplement such cash with other cash sources, such as from the sale of one of our Mexico buildings (which is currently for sale) to fund such additional transactional costs and may seek to sell certain other assets or seek other lending or financing sources. The combination agreement restricts us from incurring other than non-recourse debt up to an additional $500,000 without B&G's consent. If we are unable to sell the Mexico building, other assets, or obtain other financing sources, we may need to explore other options for funding portions of the additional transactional costs.

        Paul-Son's stockholders will suffer immediate and substantial reduction to their percentage of equity and voting interest.

        The total number of shares of Paul-Son's common stock to be issued in the combination is 3,969,026, which represents approximately 115% of the total number of shares of Paul-Son's common stock currently outstanding. Additionally, B&G's stockholders will be issued warrants to the extent that any stock options or stock conversion rights outstanding at the completion of the combination are subsequently exercised. Assuming the closing was as of July 8, 2002, B&G stockholders would be entitled to warrants to purchase an aggregate of approximately 477,000 shares. The actual number of shares underlying the warrants, however, may change. Accordingly, the combination will have the effect of substantially reducing the percentage of equity and voting interest held by each of our stockholders.

        Significant charges and expenses will be incurred as a result of the combination.

        Paul-Son and B&G expect to incur significant costs related to the combination. These expenses will include investment banking expenses, legal and accounting fees, printing expenses, transition and integration costs and other related charges. We may also incur additional unanticipated expenses in connection with the combination.

        The uncertainties associated with the combination may cause our customers to delay or defer decisions, which may result in the loss of customers and revenues.

        Our customers may, in response to the announcement of the combination and prior to its effectiveness, delay or defer decisions concerning business with us. Any delay or deferral in those decisions by our customers could adversely affect our businesses. We could experience a decrease in expected revenue as a consequence of such delays or deferrals.

        Paul-Son's common stock may be delisted as a result of the combination.

        Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has notified Paul-Son that it believes the combination is a "reverse merger" as defined in Nasdaq rules, and accordingly, Nasdaq will delist our common stock upon completion of the combination unless Paul-Son meets the Nasdaq initial listing criteria at that time. Paul-Son does not currently meet those initial listing criteria, and there can be no assurance that Paul-Son will meet the criteria upon completion of the combination. Paul-Son intends to appeal Nasdaq's decision following the combination, if necessary. If Nasdaq does not reverse its decision, Paul-Son will use its best efforts to cause the Paul-Son common stock to be listed on the Pacific Exchange as promptly as practicable after the closing in the event that Nasdaq delists the Paul-Son common stock. Paul-Son currently meets the initial listing criteria for Tier II of the Pacific Exchange and believes that it will continue to meet the listing criteria upon completion of the proposed combination. No assurance can be given, however, that Paul-Son will be able to list its common stock on the Pacific Exchange or that any active trading market in its shares will develop.

        The uncertainties associated with the combination may cause us to lose key personnel.

        Current and prospective employees of ours may perceive uncertainty about their future role with the combined company until strategies with regard to the combined company are announced or executed. Any uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

        Paul-Son's articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

        Upon completion of the combination, Paul-Son's articles of incorporation and bylaws will be amended to: (i) remove the provision in the bylaws providing for a staggered board; (ii) elect not to governed by certain anti-takeover provisions available to corporations under Nevada law; (iii) remove the provision in the articles of incorporation requiring supermajority approval in certain significant transactions; and (iv) remove the provision in the articles of incorporation requiring Paul-Son to comply with the Nevada Gaming Control Act. Paul-Son's articles of incorporation authorize Paul-Son's board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares as the board may determine, subject only to the restrictions of any existing preferred stockholders. The ability of Paul-Son's board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of Paul-Son common stock or a non-negotiated tender or exchange offer of Paul-Son common stock. Discouraging open market purchases may be disadvantageous to Paul-Son stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

        In addition, some provisions of Paul-Son articles of incorporation and bylaws, as amended, may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

  •
  provisions under which generally only Paul-Son's chairman, president, secretary or stockholders owning a majority of Paul-Son's outstanding shares may call an annual meeting of the stockholders;

  •
  provisions that permit Paul-Son's board of directors to increase the number of directors up to 15 individuals and to fill these positions without a vote of the stockholders;

  •
  provisions under which no director may be removed at any time except by the affirmative vote of holders of two-thirds of the voting power;

  •
  provisions requiring an affirmative vote of holders of two-thirds of the voting power to approve a sale, lease or exchange of property or assets, or a merger or exchange of shares involving Paul-Son; and

  •
  provisions requiring an affirmative vote of holders of two-thirds of the voting power to amend the articles of incorporation.

The latter two provisions will be removed from the articles of incorporation if the stockholders approve such removal at the 2002 annual meeting of stockholders. These provisions may have the effect of discouraging takeovers, even if the change of control might be beneficial to our stockholders.

Risks Related to Paul-Son After the Combination

        Paul-Son has a history of significant operating losses.

Paul-Son has a history of significant operating losses.

        Paul-Son has a history of significant operating losses. For the fiscal years ended May 31, 2002, 2001 and 2000, we incurred operating losses attributable to common stockholders of $1,797,490, $1,078,683, and $426,045, respectively. Paul-Son's operating losses were based on revenues for the fiscal years ended May 31, 2002, 2001 and 2000 of $16,561,870, $20,494,150 and $22,662,062, respectively. If our revenues continue to decline or if our spending level exceeds expectations or cannot be adjusted to reflect a slower growth rate, our business would be severely harmed. We cannot assure you that revenues will grow in the future or that we will generate sufficient revenues for profitability or that profitability, if achieved, can be sustained on an ongoing basis.

        The temporary surge in B&G's revenue generated by European casinos converting their chips to Euros is ending.

        On January 1, 1999, the Euro became the official currency of eleven European Union countries. On January 1, 2002, following a three-year transition period, Euro banknotes and coins entered circulation. The conversion to the Euro required casinos in the Euro zone to change the denomination of their chips from the old local currency to Euros. During 2000 and 2001, a substantial portion of B&G's increased chip revenues were generated by sales of Euro conversion chips. Since most casinos in the Euro zone have now replaced their chips, B&G anticipates that its European chip revenues will decline in the near term.

        Paul-Son's debt may adversely affect its financial condition, its ability to finance its operations and its conduct of business.

        The anticipated consolidated long-term debt of Paul-Son after the combination on a pro forma basis as of March 31, 2002 will be approximately $4,336,000. Paul-Son's debt may affect its operations in several important ways, including the following:

  •
  a portion of cash flow from operations will be used to pay interest on borrowings;

  •
  the covenants contained in the agreements governing Paul-Son's debt limit its ability to borrow additional funds and to acquire or to dispose of assets and therefore, may affect its flexibility in planning for, and reacting to, changes in business conditions; and

  •
  the terms of the agreements governing Paul-Son's debt may permit its creditors to accelerate payments upon an event of default.

        In addition, Paul-Son may incur additional debt in order to make future acquisitions or develop its business. A higher level of debt may impair Paul-Son's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes and will increase the risk that Paul-Son may default on its debt obligations. Paul-Son's ability to meets its debt obligations and to reduce its level of debt depends on its future performance. General economic conditions and financial, business and other factors may affect Paul-Son's operations and its future performance. Many of these factors may be beyond Paul-Son's control.

        If Paul-Son is unable to repay its debt at maturity out of cash on hand, Paul-Son could attempt to refinance such debt, sell assets or repay such debt with the proceeds of an equity offering. We cannot be certain that Paul-Son will be able to generate sufficient cash flow to pay the interest on its debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect Paul-Son's ability to raise cash through an offering of its common stock or a refinancing of its debt include financial market conditions and its value and performance at the time of such offering or other financing. Paul-Son cannot be certain that any such offering or refinancing can be successfully completed.

        We rely on the expansion of the casino industry to generate sales and revenues, and a reduction in such casino expansion may have an adverse impact on us.

        Substantially all of Paul-Son's revenue after the combination will be generated by sales from existing casinos, casino openings and expansions. Although we are pursuing opportunities to sell and market our products to industries outside of the casino industry, such non-casino revenues have not been material, and our future growth may be dependent on the continued emergence and growth of new markets for our products, including new casino openings or expansions throughout the United States and other areas of the world. A reduction in the pace of new casino openings and casino expansions in existing and emerging legalized gaming jurisdictions would have a negative effect on our business. Similarly, the restriction or abolishment of legalized casino gaming in jurisdictions in which we currently do business would have a negative impact on us.

        Any condition that may adversely impact the economic health of the casino industry may have an adverse impact on our revenues.

        We are dependent on the casino industry for our revenues. The economic health of the casino industry, and, therefore, our revenues, are affected by a number of factors beyond our control, including:

  •
  general economic conditions;

  •
  levels of disposable income of the casino patrons;

  •
  acts of terrorism and anti-terrorism efforts;

  •
  increased transportation costs resulting in decreased travel by patrons;

  •
  local conditions in key gambling jurisdictions;

  •
  the growth and number of legalized gaming jurisdictions;

  •
  changes or proposed changes in tax laws;

  •
  increases in gaming taxes or fees;

  •
  legal and regulatory issues affecting the development, operation and licensing of casinos;

  •
  competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of gaming products; and

  •
  the relative popularity of entertainment alternatives to casino gaming that compete for leisure dollars, including internet gambling.

        These factors may impact the demand for our products and could materially affect revenues that we realize on sales of our products.

        Terrorist attacks or acts of war may seriously harm our business.

        Terrorist attacks or acts of war may cause damage or disruption to our company, our employees, our facilities and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, especially to the casino and resort industry as a result of the reduction in travel and tourism. Because our business is closely tied to the casino and resort industry, the long-term effects on Paul-Son from the September 11, 2001 attacks are unknown. In a period of reduced demand, we may not be able to lower our costs rapidly enough to counter a decrease in revenues. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could materially adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict.

        There is significant competition among manufacturers in our business and the entry of new competitors may have an adverse impact on our business.

        There are significant competitors in each of our major product lines. As a result of such competition, particularly in light of softening industry demand, we have been forced to compete on the basis of price, which has had the effect of putting pressure on our sales revenue, profit margin and overall profitability. The continuing pressure of such competition may continue to exert pressure on our product pricing and resulting revenues.

        It is possible that new competitors may be attracted to the casino table game supply business, some of which may already be in the business of selling other gaming products, have licenses to sell gaming supplies and have greater financial resources than us. The entry by additional companies into our markets could adversely impact our business.

        Our operating results may vary dramatically from quarter to quarter due to our dependence on new and expanding casinos.

        Our financial results are dependent in part upon sales to new or expanding casinos, which may, in turn, be dependent upon the authorization of gaming in additional jurisdictions. The timing of these events does not follow consistent patterns throughout any given year. Given this uncertain timing and the large dollar value of sales to new casinos, our future operating results may be subject to significant quarterly fluctuations.

        Our efforts to expand into international markets pose special risks.

        Although currently only a small percentage of our sales are to casinos located in foreign countries, the proposed combination will result in the expansion of our international sales and operations. B&G has substantial sales outside of the United States. Engaging in business outside of the United States will subject us to the customary risks of doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates and controls, competitive issues relative to established businesses with significant current market share and business/customer relationships, nationalization and other economic, tax and regulatory policies of local governments and the possibility of trade embargoes, political instability or war or other hostility, as well as the laws and policies of the United States affecting foreign trade and investment.

        Loss of key personnel could have a material adverse effect on our business.

        We will be dependent upon the abilities and efforts of certain management personnel, including Francois Carretté, as Chairman of the Board, Gérard Charlier, as President and Chief Executive Officer, and Eric P. Endy, as Executive Vice President. Our future success will depend in part upon our ability to retain and attract qualified personnel to fill key sales, administrative and management positions. We currently carry key man life insurance on Eric P. Endy, our current Chairman of the Board and Chief Executive Officer, and on Frank Moreno, General Manager of Paul-Son Mexicana. There can be no assurance that we will be able to locate and retain key individuals in the event of the loss of such key individuals.

        The failure of Paul-Son or certain key personnel to obtain gaming approvals may have an adverse impact on our business.

        The manufacture and distribution of gaming equipment and supplies are subject to extensive federal, state and local regulation. Although these regulations vary among jurisdictions, virtually all jurisdictions require licenses, permits and approvals to be held by us and our key personnel in connection with the manufacture and distribution of some or all of our products. Our failure or the failure of our key personnel to obtain or retain required licenses, permits or approvals in one or more jurisdictions could have an adverse effect on us and could adversely affect our ability and the ability of our key personnel to obtain or retain licenses in other jurisdictions. Under the various gaming regulations, key personnel would generally include the current and/or proposed corporate officers and directors of Paul-Son and its subsidiaries. No assurance can be given that such licenses, permits or approvals will be obtained, retained or renewed in the future in existing or emerging jurisdictions.

        Our internal gaming compliance procedures may put us at a competitive disadvantage.

        The regulatory environment in which we operate requires, among other things, that we develop and follow certain internal "due diligence" or compliance procedures to ensure our gaming regulatory licenses are not jeopardized relative to our business operations and customer base. As such, we may require information from, and perform inquiries into, potential customers above what certain competitors may require depending on the extent of the competitors' internal procedural requirements or the absence of such. To the extent potential customers are adverse to these procedures, we may be at a competitive disadvantage relative to our competitors.

        Gaming regulations may subject beneficial holders of our common stock to investigation by the gaming authorities.

        Any beneficial holder of our common stock may be subject to investigation by the gaming authorities in any or all of the jurisdictions in which we operate if such authorities have reason to believe that such ownership may be inconsistent with such state's gaming policies. Persons who acquire beneficial ownership of more than certain designated percentages of common stock will be subject to certain reporting and qualification procedures established by the gaming authorities, as well as certain local licensing authorities in each jurisdiction in which Paul-Son operates gaming activities. For instance, New Jersey requires that a person who directly or indirectly holds any beneficial or ownership interest of 5% or more of a gaming-related casino service industry licensee or applicant apply for a finding of qualification under the New Jersey Casino Control Act. The gaming authorities may require any stockholder whom the gaming authorities determine is not suitable or qualified to dispose of their stock, or they may impose other remedies, including terminating Paul-Son's license.

        Limitations on Native American gaming may have a negative impact on our business.

        Our ability to generate greater revenues and earnings is dependent in part on the growth of Native American tribal casinos. Under the Indian Gaming Regulation Act, or IGRA, the operation of a casino on Native American tribal land is not permitted until the Native American tribe and the state in which it is located have entered into a tribal-state compact authorizing gaming on the tribe's land and such tribal-state compact is approved by the Secretary of the Department of Interior. Many states have resisted entering into tribal-state compacts, which has resulted in litigation challenging the constitutionality of IGRA. If IGRA were found to be unconstitutional, the procedures that would apply to the initiation and operation of Native American tribal casinos would be uncertain. Such a finding could severely limit or delay the expansion of gaming in additional jurisdictions. In addition, a court ruling has placed limits on the ability of Native American tribes to force states to enter into tribal-state compacts and several states, through legislation or constitutional amendment, have sought to limit the scope of Native American gaming under IGRA.

        Because our primary products are related to casino table games, the reduction of casino floor space allocated to casino table games may have an adverse impact on our business.

        Our primary products are sold to casinos with table games. In recent years, there has been an increasing allocation of total casino gaming space to slot machines, and in certain cases, a resulting reduction in the allocation of total casino gaming space to table games. As a result, the growth rate of table games has not matched that of the casino industry as a whole. In the last year, revenues from our product sales have declined. An acceleration of the aforementioned trend of allocating more gaming space to slot machines rather than table games may have an even greater negative impact on our declining revenues.

        The former B&G stockholders will own a significant amount of our common stock, giving them a controlling influence over corporate transactions and other matters.

        The former stockholders of B&G will beneficially own approximately 63.0% of our outstanding common stock immediately after the combination. Accordingly, these stockholders acting together will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in Paul-Son's articles of incorporation or bylaws and the approval of mergers, combinations and other significant corporate transactions. This concentrated ownership will make it unlikely that any other holder or group of holders of Paul-Son's common stock will be able to affect the way it is managed or the direction of its business. These factors may also delay or prevent a change in Paul-Son's management or voting control.

        Sales of a substantial number of shares of common stock, or the perception that this could occur, could result in decreasing the market price per share for our common stock.

        We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will result in decreasing the market price per share of our common stock. At the completion of the combination, Paul-Son will have 7,425,680 shares of our common stock issued and outstanding and we will have reserved for future issuance the following shares of common stock:

  •
  1,000,000 shares issuable under our 1994 Long-Term Incentive Plan; and

  •
  75,000 shares issuable under our 1994 Directors' Stock Option Plan.

Of the 1,075,000 shares of common stock reserved under our option plans, options to purchase up to 370,000 shares are currently outstanding.

        We have never paid any dividends on our common stock.

        We have never paid any dividends on our common stock. The payment of future dividends will be a business decision to be made by our board of directors from time to time based upon our results of operations and financial conditions and other factors as our board of directors considers relevant, although it is presently anticipated that we will retain earnings for the operation and expansion of our business for the foreseeable future.

        Judgments of U.S. Courts May not be Enforceable Against Foreign Persons

        Although Paul-Son is a corporation organized under the laws of the State of Nevada, some of Paul-Son's directors and officers will be citizens or residents of countries other than the United States. A substantial portion of the assets of those directors and officers will also be located outside of the United States. Accordingly, it may be difficult for stockholders:

  •
  to obtain judgments against those directors or officers in original actions in non-U.S. courts predicated upon the U.S. federal securities laws; or

  •
  to enforce against those directors or officers in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

FORWARD LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus contain some forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of the combination and the financial condition, results of operations, plans, objectives, future performance and business of Paul-Son after the combination. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. All statements other than statements of historical facts included in this document that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements and include, among other things, statements relating to:

  •
  completion of the proposed combination;

  •
  amount, nature and timing of capital expenditures;

  •
  operating costs and other expenses; and

  •
  cash flow and anticipated liquidity.

        Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this document.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

        On March 24, 2000, Martin S. Winick filed a lawsuit against the Company and certain affiliates of the Company, including The Paul S. Endy, Jr. Living Trust, or the Endy Trust, Eric P. Endy, individually and in his capacity as trustee of the Endy Trust and as an officer and director of the Company, and Lawrence A. Speiser, individually and in his capacity as a former officer and director of the Company. Winick's claims against the Company and its affiliates included fraud or negligent inducement, economic duress or business compulsion, breach of contract, breach and tortuous breach of the implied covenant of good faith and fair dealing, intentional infliction of emotional distress, and conspiracy. On February 5, 2002, without admitting wrong doing, the Company and its affiliates entered into a settlement agreement with Winick. As a part of the settlement agreement, the Company agreed to pay Winick the sum of $210,000, payable in four equal principal installments of $52,500, which began February 2002 and are payable June and October 2002 and in February 2003. In addition, the Endy Trust agreed to transfer to Winick and his designees a total of 250,000 shares of the Company's common stock. The Company has been advised that the Endy Trust transferred its shares in reliance on section 4(2) of the Securities Act. The Company agreed to register the 250,000 shares transferred to Winick and his designees.

        In return for his services as a consultant to the Endy Trust, Speiser was granted stock options with piggyback registration rights, which required the Endy Trust to use its best efforts to cause the Company to register the shares underlying the option upon written notice by Speiser. The Company agreed to include Speiser's shares in this registration.

        The following table sets forth as of July 8, 2002, the name of each selling stockholder and the maximum number of shares that each selling stockholder may offer and sell pursuant to this prospectus.

SELLING STOCKHOLDER	NUMBER OF SHARES OFFERED PURSUANT TO THIS PROSPECTUS
Paul C. Blackman	17,500
Jones, Jones Close & Brown, Chtd. dba Jones Vargas	62,500
Laurence A. Speiser	50,001
Martin S. Winick	170,000

        The Endy Trust agreed to pay any legal fees incident to the registration of the shares to the public hereunder. We will pay "blue sky" expenses, accounting fees and filing fees.

PLAN OF DISTRIBUTION

        The shares offered hereby may be sold from time to time by the selling stockholders for their own accounts. We will receive none of the proceeds from this offering. The Endy Trust agreed to pay any legal fee incident to the registration of the shares to the public hereunder. We will pay "blue sky" expenses, accounting fees and filing fees. The selling stockholders will bear any underwriting or brokerage commissions or similar charges or the costs of their own legal or other advisors. All of the shares which are covered in this prospectus are eligible to be resold upon effectiveness of the registration statement of which this prospectus is a part.

        Resale of the shares by the selling stockholders is not subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling stockholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling stockholders are corporations or partnerships which may, in the future, distribute their shares to their stockholders or partners, respectively. Those shares may later be sold by those stockholders or partners. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered by each selling stockholder may be sold from time to time:

  •
  at market prices prevailing at the time of sale,

  •
  at prices relating to such prevailing market prices, or

  •
  at negotiated prices.

        Such sales may be effected in the over-the-counter market, on the Nasdaq SmallCap Market, or on any exchange on which the shares may then be listed. The shares may be sold by one or more of the following:

  •
  one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  in negotiated transactions; and

  •
  through other means.

        There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them. The selling stockholders may effect such transactions by selling shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933, in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        In connection with sales of their common stock and if permitted by law, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

        We will inform the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 (Regulation M-Rule 102) may apply to sales in the market and will furnish the selling stockholders upon request with a copy of these rules. We will also inform the selling stockholders of the need for delivery of copies of this prospectus.

        Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "PSON." American Stock Transfer & Trust Company, New York, New York, is the transfer agent for shares of our common stock.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Kummer Kaempfer Bonner & Renshaw, 3800 Howard Hughes Parkway, Seventh Floor, Las Vegas, Nevada, 89109.

EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended May 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

        Our subsidiary, Paul-Son Gaming Supplies, Inc., or Paul-Son Gaming Supplies, entered into a $995,000 loan transaction, or Loan, with Jackson Federal Bank, a federal savings bank, or Jackson, on March 5, 2002. The other principal terms of the Loan are as follows:

        Interest Rate.    The interest rate equals the greater of 8% per annum, or Floor Rate, or 362.5 basis points over the average of the London Interbank Offered Rates for six month dollar deposit in the London market based on quotations of major banks. The interest rate will not be less than the Floor

Rate nor more than 12% per annum, nor will the interest rate increase or decrease by more than two percentage points per annum during any twelve month period or one-half percentage point per annum during any three month period.

        Maturity Date.    The maturity date is March 1, 2012.

        Payment Schedule.    The Loan is payable in arrears in equal monthly installments of principal and interest (based upon a thirty year amortization schedule) beginning April 1, 2002 and continuing on the first day of each month through and including March 1, 2012, at which time the entire remaining principal balance of approximately $874,000 will be due and payable.

        Security.    The Loan is secured by a Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, or Deed of Trust, encumbering our Las Vegas, Nevada headquarters.

        Guaranty.    We executed a Guaranty in favor of Jackson by which we guaranteed the obligations of Paul-Son Supplies under the Loan and Deed of Trust and the related loan documents executed in connection with the Loan.

        Prepayment.    The Loan contains a prepayment provision requiring the payment of a prepayment premium equal to 3% of the amount prepaid during the first twelve month period of the loan. Thereafter, the Loan may be prepaid in part or in whole at any time without a prepayment premium.

        Transfer Restrictions.    The Loan is secured by a Deed of Trust which restricts Paul-Son Gaming Supplies from transferring or encumbering (1) Paul-Son's headquarters located at 1700 South Industrial Road in Las Vegas, Nevada and (2) any ownership interest in Paul-Son Gaming Supplies. Further, the Deed of Trust also grants to Jackson a security interest in Paul-Son Gaming Supplies's personal property, including but not limited to, machinery, furniture, fixtures, licenses and income.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the SEC. You may inspect and copy these reports and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549) and Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http:// www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the Nasdaq Operations (located at 1735 K Street, N.W., Washington, D.C. 20006).

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC's office in Washington, D.C. (located at 450 Fifth Street, N.W.), and you may obtain copies from the SEC at prescribed rates.

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

  •
  our definitive proxy statement on Schedule 14A dated                        , 2002, which was filed on                        , 2002;

  •
  our annual report on Form 10-K for the fiscal year ended May 31, 2002, which was filed on July 15, 2002 (File Number 0-23588);

  •
  our Form 8-K dated April 11, 2002, which was filed April 12, 2002 (File Number 0-23588);

  •
  our Form 8-K dated March 5, 2002, which was filed on March 13, 2002 (File Number 0-23588);

  •
  the description of our common stock in our Form 8-A, which was filed on March 8, 1994 (File Number 0-23588), and any amendments or reports filed for the purpose of updating this description; and

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the selling stockholders sell all of the securities offered by this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Request should be made to:

Paul-Son Gaming Corporation
Attention: Eric P. Endy
1700 South Industrial Road
Las Vegas, Nevada 89102
(702) 384-2425

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by us, are set forth in the following itemized table:

Registration Fee	$40.00
Printing Expenses	500.00
Legal Fees and Expenses	2,000.00
Accounting Fee and Expenses	4,900.00
Blue Sky Fees and Expenses	1,000.00
Miscellaneous	250.00

Total	$8,690.00

Item 15. Indemnification of Officers and Directors

        Paul-Son Gaming Corporation is incorporated under the laws of the State of Nevada. Sections 78.7502 through 78.752, inclusive, of the Nevada Revised Statutes, as amended, Article X of our amended and restated articles of incorporation and Article VII of our amended and restated bylaws provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of Paul-Son for certain expenses incurred in connection with any threatened, pending or completed, action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by Paul-Son on behalf of officers, directors, employees and agents of Paul-Son and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Section 78.7502 of the Nevada Revised Statutes provides that a corporation may provide indemnification if the officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Our articles of incorporation and bylaws provide that, to the fullest extent permitted under the laws of the State of Nevada, we will indemnify any officer or director who is, was, or is threatened to be made a party to a proceeding because he or she is or was a director or officer or, while a director or officer, at our request, was serving as a director, officer, partner, venturer, trustee, employee or agent of another entity.

        As permitted by Section 78.752 of the Nevada Revised Statutes, as amended, we have purchased and maintain insurance providing for reimbursement to elected directors and officers of Paul-Son and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

Item 16. Exhibits

5.1	Opinion of Counsel to Paul-Son Gaming Corporation, dated April 10, 2002*
23.1	Consent of Deloitte & Touche LLP
23.3	Consent of Counsel to Paul-Son Gaming Corporation (included in Exhibit 5.1)*
24.1	Power of Attorney (included on page 16)*

*
Previously filed.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act.

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

        (3)    To remove from the registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Clark, State of Nevada, on July 11, 2002.

PAUL-SON GAMING CORPORATION
By:	/s/ ERIC P. ENDY Eric P. Endy
Its:	Chairman, President, Chief Executive Officer, Secretary and Treasurer (Principal executive officer and principal financial officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ERIC P. ENDY Eric P. Endy	Chairman of the Board, President, Chief Executive Officer, Secretary and Treasurer (Principal executive officer and principal financial officer)	July 11, 2002
/s/ LORI SCHAFFER Lori Schaffer	Controller	July 11, 2002
* Paul S. Dennis	Director
* Jerry G. West	Director
* Richard W. Scott	Director
By:	/s/ ERIC P. ENDY
Eric P. Endy Attorney-in-Fact(1)

(1)
Eric P. Endy, by signing his name hereto, does sign this document on behalf of persons indicated above pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

Exhibit Index

Exhibit No.	Description	Page No.
23.01	Consent of Deloitte & Touche LLP

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
PAUL-SON GAMING CORPORATION
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
MATERIAL CHANGES
WHERE YOU CAN FIND MORE INFORMATION
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index